Exhibit 99 Page 1
GORMAN-RUPP REPORTS INCREASE IN THIRD QUARTER PROFITS
Mansfield, Ohio — October 28, 2005 — The Gorman-Rupp Company (AMEX:GRC) reported record net sales of $58,980,000 for the third quarter ended September 30, 2005 compared to $52,392,000 during the same period in 2004, an increase of 12.6%. Net income for the quarter was $2,675,000 compared to $2,056,000 during the same period in 2004, an increase of 30.1%. Earnings per share during the quarter were $0.25 compared to $0.19 during the same period in 2004.
Record net sales for the nine months ended September 30, 2005 were $167,126,000 compared to $152,627,000 during the same period in 2004, an increase of $14,499,000 or 9.5%. Net income for the first nine months of 2005 was $7,666,000 compared to $6,712,000 during the same period in 2004, an increase of 14.2% and equal to earnings per share of $0.72 and $0.63, respectively.
The increase in sales for the third quarter 2005 resulted primarily from continued strength in the construction, fire protection and international markets. The Company’s response to orders resulting from flooding after hurricanes Katrina and Rita reflected its continued ability to respond to emergency pumping needs. The Mansfield Division saw an immediate demand for portable dewatering pumps after the flooding associated with the hurricanes. In addition, the Company donated a number of pumps to some of the more devastated areas.
Improved operating performance for the quarter resulted principally from increased sales volume at the Mansfield Division. Results at the Company’s Patterson subsidiary were affected by customer requested shipment delays, seaport interruptions due to the hurricanes and increases in raw material costs.
The Company’s record backlog of orders at September 30, 2005 was $93.2 million, an increase of 41.3% from September 30, 2004, and 35.1% higher than the $69.0 million backlog at December 31, 2004. The backlog, principally as a result of orders at Patterson Pump, represents orders for shipments scheduled in the fourth quarter 2005 extending into 2006.
President and CEO Jeffrey Gorman stated, “We are pleased with the record sales for the third quarter and nine months and, with the strong backlog, remain optimistic 2005 will be a good year.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company is a manufacturer of pumps and related equipment for water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire and government applications.

Exhibit 99 Page 2
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$58,980	$52,392	$167,126	$152,627
Cost of products sold	47,610	41,532	133,565	120,851

Gross Profit	11,370	10,860	33,561	31,776

Selling, general and administrative expenses	7,127	7,587	21,832	21,553

Operating Income	4,243	3,273	11,729	10,223
Other income (expense) — net	3	(10)	439	431

Income Before Income Taxes	4,246	3,263	12,168	10,654
Income taxes	1,571	1,207	4,502	3,942

Net Income	$2,675	$2,056	$7,666	$6,712

Basic and Diluted Earnings Per Share	$0.25	$0.19	$0.72	$0.63
Per share data reflects the 5 for 4 stock split effective September 10, 2004.
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands of dollars)

	September 30,	December 31,
	2005	2004
Assets

Cash and short-term investments	$16,147	$18,898
Accounts receivable	36,008	32,988
Inventories	51,098	38,234
Other current assets and deferred income taxes	6,885	6,525

Total Current Assets	110,138	96,645

Property, Plant and Equipment — Net	52,131	54,812
Other	14,171	13,887

Total Assets	$176,440	$165,344

Liabilities and Shareholders’ Equity

Accounts payable	$8,572	$6,615
Accrued liabilities and expenses	19,158	14,497

Total Current Liabilities	27,730	21,112

Postretirement Benefits	23,283	22,334

Shareholders’ Equity	125,427	121,898

Total Liabilities and Shareholders’ Equity	$176,440	$165,344

Shares outstanding	10,685,697	10,682,697
Shares reflect the 5 for 4 split effective September 10, 2004.